Exhibit 99.1

MEDIA:	INVESTORS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320
Sharon Samuel
(212) 282-5322

AVON REPORTS RECORD FOURTH QUARTER EPS OF $.61, UP 11%,

Sales Increase 10% and Beauty Sales Climb 16%

Full-Year EPS Rises 27%, to $1.77

Annual Cash Flow from Operations Reaches a Record $883 Million

     NEW YORK, N.Y., February 1, 2005 – Avon Products, Inc. (NYSE:AVP) today announced fourth-quarter 2004 EPS of $.61 per share, as expected, up 11% from $.55 per share in the fourth quarter of 2003.

     Avon said that dollar-denominated and local-currency sales in the fourth quarter increased 10% and 7%, respectively, with sales of Beauty products advancing a healthy 16%, well ahead of overall dollar-sales growth. Units and active Representatives both rose 10% in the quarter.

Avon - 2

     Fourth-quarter operating profit grew 6%, as expected. Operating margin contracted 70 basis points, to 17.8%, after an incremental $37 million in consumer and strategic investments. Net income in the quarter rose 11% to $288.8 million, compared with $261.3 million in the fourth quarter of 2003. The quarter’s results included $.03 per share negative impact from a non-cash charge for the writedown of securities available to fund select benefit plan obligations. This was offset by a $.02 benefit from a lower-than-anticipated tax rate in the quarter of 25% and a $.01 favorable impact from the reversal of previously recorded restructuring charges.

FULL-YEAR RESULTS

     For full-year 2004, Avon reported that earnings per share increased 27% to $1.77 per share, versus $1.39 per share in the prior year. Sales rose 13% in 2004, or 10% in local currencies, to a record $7.66 billion, versus $6.77 billion in 2003. Sales of Beauty products grew 17%, with increases in all categories: skin care up 20%; fragrance up 13%; color cosmetics up 14%; and personal care up 24%. Active Representatives rose 11% to 4.9 million and units increased 13%. Net income in 2004 was $846.1 million, up 27% from $664.8 million in 2003.

     Cash flow from operations reached a record $883 million for the year, well surpassing the company’s upwardly revised 2004 target of $850 million. In recognition of the very healthy levels of cash flow that the company consistently generates, Avon today is announcing an 18% increase in its quarterly dividend and plans for a new $1 billion, five-year share repurchase authorization. The dividend increase comes on top of a 33% increase in 2004, for a cumulative 57% increase in the dividend over the two-year period.

Avon - 3

     In commenting on 2004 results, Andrea Jung, Avon’s chairman and chief executive officer, said, “We are extremely proud to have achieved double-digit topline expansion in local currency for the fifth consecutive year and earnings per share growth of 20% or more for the third consecutive year. Our 17% increase in Beauty sales over last year’s strong 15% increase, coupled with continued double-digit gains in active Representatives, reflects the success of our strategies to build the Avon brand and drive growth in our direct selling channel.

     “The consistent strength of our consolidated geographic portfolio, together with the tremendous level of cash that our business now generates—more than double the level of four years ago--should provide a very solid foundation for unleashing further growth as we continue to move forward with Avon’s transformation,” Ms. Jung concluded.

FOURTH-QUARTER REGIONAL HIGHLIGHTS

     In the U.S., sales in the fourth quarter decreased 5% versus prior year, as expected, in large part due to a 16% decline in the Beyond Beauty category, primarily in toys and gifts, which are being repositioned in 2005. As anticipated, sales of Beauty products were 1% lower versus the year-ago quarter, active Representatives were 2% lower and units declined 5%. U.S. operating profit in the quarter was $101 million, versus $133 million in the year-ago quarter, due to the lower sales level, as well as $5.4 million of costs associated with the previously announced Beyond Beauty category repositioning and continued pressure on freight and material costs. U.S. operating margin in the quarter was 15.3% versus 19.1% in the 2003 quarter.

Avon - 4

     In Europe, sales and operating profit rose 26% and 36%, respectively, based on strong operating performance. Excluding the impact of currency translation, sales increased 16%. The number of active Representatives grew 17%, and units rose 20% on strong demand for a new personal care line, Senses, which launched in the third quarter of 2004. Operating margin in the region expanded 210 basis points to a record 27.1% including an expected gain of $6.5 million from the sale of a property in Western Europe. Central and Eastern Europe drove the region’s operating performance, with sales and operating profit up in the range of 35% and 30%, respectively, led by Russia, where sales exceeded $400 million for the full-year 2004. The markets of Central and Eastern Europe together contributed in excess of $1 billion in annual revenue, one year ahead of schedule.

     In Latin America, sales and operating profit increased 12% and 11%, respectively, primarily driven by strong performances in Brazil and Venezuela. Sales in local currencies were up 14%, active Representatives increased 11% and units rose 9%. The region’s operating margin was 25.8% versus 26.1% in the prior-year quarter, as an expected margin decline in Mexico was largely offset by margin improvement in Venezuela.

     In Asia Pacific, sales and operating profit both rose 9%. Sales in local currencies were up 7%, units increased 17% and active Representatives grew 10%. The region’s operating margin was 18.6% in the quarter, flat with the year-ago period, including greater than planned margin investment to drive further penetration in China. China contributed significantly to the region’s growth in the quarter, with sales climbing almost 50% to reach nearly $225 million for the full-year 2004, driving the region’s revenue over $1 billion for the first time.

Avon - 5

2005 Outlook

     As announced in December, Avon expects to deliver another year of standout growth in 2005, reflecting ongoing strength in its international operations. Local-currency total revenues are projected to grow 10% year over year, driven by double-digit gains in units and active Representatives, with Beauty growth outpacing overall revenue growth. Operating margin is forecast to expand 50-80 basis points, and earnings per share are expected to be in the range of $1.95 -$2.00, with a 2005 effective tax rate of approximately 31%. Additionally, cash flow from operations is projected to reach a record $1 billion this year.

      For the first quarter, Avon said it expects local-currency revenue growth in line with fourth quarter’s growth. Dollar-based revenue growth should again outpace local-currency growth, with a slightly less favorable foreign exchange impact than in the fourth quarter. Operating profit is projected to grow at least in line with dollar revenue growth. The company anticipates earnings to be in the range of $.35 per share, versus $.31 per share in the first quarter 2004.

      As the U.S. takes the previously announced steps to reposition its business, U.S. first-quarter revenue is anticipated to decrease mid-single digits, and operating profit is projected to be down mid-teens from prior year. International regions are expected to deliver strong first-quarter performances. Europe’s revenue and operating profit are anticipated to be up in the mid-20% and low-30% ranges, respectively, against very strong 2004 comparisons. Latin America is projected to grow revenue in the mid-to-high single digits with operating profit growing ahead of revenue. The Asia Pacific region is expected

Avon - 6

to post revenue growth of approximately 10% with mid-teens operating-profit growth.

     The company reiterates its full-year 2005 U.S. forecast for revenue to decline slightly and operating profit to decrease in the mid-single digits. As the category repositioning gains traction in the U.S. business, Avon remains confident that the U.S. will resume revenue and operating-profit growth in 2006, with revenues expected to increase in the low-to-mid single digits and operating profit projected to grow ahead of revenues.

     For 2005, International operations are projected to post another year of growth on growth, with revenue increasing mid-teens and operating profit expected to grow over 20%, on particular strength in the company’s leading growth markets of Russia, China, Turkey and Brazil. Europe is expected to again be the company’s growth leader—with revenue up in the low-20% range and operating profit growth in the mid-20% range. Latin America anticipates revenue growth in the range of 10% and operating profit growth in the mid-teens. In 2005 Asia Pacific's revenue growth is projected to be in the low teens, with operating profit in the range of 25%.

      Avon will conduct a conference call today at 9 a.m. New York time to discuss the results for the quarter and full-year and its outlook for 2005. The conference call will be webcast live and can be accessed at www.avoninvestor.com.

Avon - 7

     Avon is the world’s leading direct seller of beauty and related products, with $7.7 billion in annual revenues. Avon markets to women around the world through 4.9 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

#  #  #

Cautionary Statement For Purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

                  Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon Products, Inc. (“Avon” or the “Company”) to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including social, economic and political uncertainties in Latin America, Asia Pacific and Central and Eastern Europe; the Company’s ability to implement its business, cash management and tax strategies and its Business Transformation initiatives; the Company’s ability to achieve anticipated cost savings and its profitability and growth targets, particularly in its largest markets; the Company’s ability to implement appropriate product mix and pricing strategies; the Company’s ability to replace lost sales attributable to the repositioning of the U.S. Beyond Beauty business; the impact of substantial currency fluctuations on the results of the Company’s foreign operations and the cost of sourcing foreign products and the success of the Company’s foreign currency hedging and risk management strategies; the Company’s ability to implement its Sales Leadership program globally and to increase Representative productivity; the Company’s ability to implement its enterprise resource planning project; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the impact of stock option expense pursuant to FAS 123R; the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments; the Company’s ability to successfully identify new business opportunities; the Company’s access to financing; and the Company’s ability to attract and retain key executives. Additional information identifying such factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC. The Company undertakes no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three months ended December 31		Percent Change	Year ended December 31		Percent Change
	2004	2003		2004	2003
Net sales (1)	$2,285.7	$2,076.9	10%	$7,656.2	$6,773.7	13%
Other revenue	24.8	23.3		91.6	71.4

Total revenue (1)	2,310.5	2,100.2	10%	7,747.8	6,845.1	13%

Cost of sales (1)	906.4	811.5		2,911.7	2,611.8
Marketing, distribution and
administrative expenses (1)	996.0	904.2		3,610.3	3,194.4
Special charge (2)	(3.2)	(3.9)		(3.2)	(3.9)

Operating profit	411.3	388.4	6%	1,229.0	1,042.8	18%

Interest expense	9.7	6.3		33.8	33.3
Interest income	(6.7)	(4.3)		(20.6)	(12.6)
Other expense, net (3)	18.9	6.0		28.3	28.6

Total other expenses	21.9	8.0		41.5	49.3

Income before taxes and minority interest	389.4	380.4	2%	1,187.5	993.5	20%
Income taxes (4)	98.1	115.3		330.6	318.9

Income before minority interest	291.3	265.1		856.9	674.6
Minority interest	(2.5)	(3.8)		(10.8)	(9.8)

Net income	$288.8	$261.3	11%	$846.1	$664.8	27%

Earnings per share: (5)
Basic	$.61	$.55	11%	$1.79	$1.41	27%

Diluted (6)	$.61	$.55	11%	$1.77	$1.39	27%

Average shares outstanding:
Basic	472.26	471.99		472.35	471.08
Diluted	477.25	477.28		477.96	483.13

Notes:

(1) For the three months and year ended December 31, 2003, and the year ended December 31, 2004, certain Brazilian taxes were reclassified from operating expenses to a reduction of sales and cost of sales. These reclassifications did not affect operating profit.

(2) For the three months and year ended December 31, 2004, the Company recorded a benefit of $3.2 pretax ($2.6 after-tax; $0.01 diluted EPS) from an adjustment to the Special charge recorded in the fourth quarter of 2001 and third quarter of 2002. For the three months and year ended December 31, 2003, the Company recorded a benefit of $3.9 pretax ($2.7 after-tax; $0.01 diluted EPS) from an adjustment to the Special charge recorded in the fourth quarter of 2001 and third quarter of 2002.

(3) For the three months ended December 31, Other expense, net includes net foreign exchange losses of $3.6 in 2004 and 2003. For the year ended December 31, Other expense, net includes net foreign exchange losses of $9.5 and $15.9 in 2004 and 2003, respectively. The three months and year ended December 31, 2004 also includes $13.7 of expense for a write down of investments in equity securities. The year ended December 31, 2003 also includes $6.4 of expense for the write-off of deferred debt issue costs due to the redemption of convertible notes.

(4) For the three months and year ended December 31, 2004, earnings per share were impacted by a reduction in tax expense of $22.6 and $59.1, respectively, due to international cash management and tax strategies and foreign tax credits benefited. For the three months and year ended December 31, 2003, earnings per share were also impacted by a reduction in tax expense of $14.0 and $24.8, respectively, due to favorable audit settlements and an IRS interest refund.

(5) 2003 quarter and year-to-date Earnings per share were restated to reflect the two-for-one stock split that took place in May 2004.

(6) For purposes of calculating diluted earnings per share for the year ended December 31, 2003, after tax interest expense of $5.7, applicable to convertible debt was added back to net income.

AVON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	December 31	December 31
	2004	2003
Cash and cash equivalents	$769.6	$694.0
Accounts receivable	599.1	553.2
Inventories	740.5	653.4
Prepaid expenses and other	397.2	325.5
Total current assets	2,506.4	2,226.1

Property, plant and equipment, net	1,014.8	855.6
Other assets	626.9	499.9
Total assets	$4,148.1	$3,581.6

Debt maturing within one year	$51.7	$244.1
Accounts payable	490.1	400.1
Other current liabilities	983.7	962.8
Total current liabilities	1,525.5	1,607.0

Long-term debt	866.3	877.7
Other non-current liabilities	806.1	725.6

Total shareholders' equity	950.2	371.3
Total liabilities and shareholders' equity	$4,148.1	$3,581.6

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Twelve Months Ended
	December 31
	2004	2003

Cash Flows from Operating Activities:
Net income	$846.1	$664.8
Depreciation and amortization	133.7	123.5
Provision for doubtful accounts	140.0	124.8
Provision for obsolescence	65.5	55.6
Deferred income taxes	(55.0)	22.7
Other	18.0	42.3

Changes in assets and liabilities:
Accounts receivable	(160.4)	(142.6)
Inventories	(115.3)	(66.4)
Prepaid expenses and other	(60.0)	(23.9)
Accounts payable and accrued liabilities	100.1	(48.6)
Income and other taxes	10.3	5.1
Noncurrent assets and liabilities	(40.4)	(12.0)
Net cash provided by operating activities	882.6	745.3

Cash Flows from Investing Activities:
Capital expenditures	(250.1)	(162.6)
Disposal of assets	19.6	14.1
Other investing activities	(48.9)	(29.9)
Net cash used by investing activities	(279.4)	(178.4)

Cash Flows from Financing Activities:
Cash dividends	(269.7)	(201.4)
Total debt, net change	(195.8)	(181.1)
Repurchase of common stock	(224.2)	(214.3)
Proceeds from exercise of stock options, net of taxes	122.3	100.6
Other financing activities	0.4	0.7
Net cash used by financing activities	(567.0)	(495.5)

Effect of exchange rate changes on cash and equivalents	39.4	15.8
Net increase in cash and equivalents	$75.6	$87.2

AVON PRODUCTS, INC. - SUPPLEMENTAL SCHEDULE

FOURTH QUARTER 2004 - THREE MONTHS ENDED 12/31/04

REGIONAL RESULTS
$ in Millions	Net Sales US$		Net Sales in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 4Q03		% var. vs 4Q03	% var. vs 4Q03		2004 percent	% var. vs 4Q03	% var. vs 4Q03
North America	$ 756.8	-2%	-3%	$ 112.5	-20%	14.5%	-2%	-2%
US	642.1	-5	-5	100.6	-24	15.3	-5	-2
International (1)	1,528.9	17	13	383.4	22	25.0	14	13
Latin America (1)	536.1	12	14	138.3	11	25.8	9	11
Europe	694.7	26	16	188.9	36	27.1	20	17
Asia Pacific (2)	298.1	9	7	56.2	9	18.6	17	10
Total from Operations (1) (2)	2,285.7	10	7	495.9	9	21.5	10	10
Global Expenses (3)	-	-	-	(84.6)	-25	-	-	-
Consolidated (1) (2) (3)	$2,285.7	10%	7%	$ 411.3	6%	17.8%	10%	10%

CATEGORY SALES (US$)
				Consolidated			US
				% var. vs 4Q03			% var. vs 4Q03
Beauty (cosmetics/fragrances/toiletries)				$1,513.6	16%		$ 312.4	-1%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				396.4	7		169.9	-1
Beyond Beauty (home products/gift and decorative/candles)				375.7	-5		159.8	-16
				$2,285.7	10%		$642.1	-5%

FOURTH QUARTER 2004 - YEAR ENDED 12/31/04

REGIONAL RESULTS
$ in Millions	Net Sales US$		Net Sales in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs FY03		% var. vs FY03	% var. vs FY03		2004 percent	% var. vs FY03	% var. vs FY03
North America	$2,568.1	2%	1%	$411.4	-3%	15.6%	3%	1%
US	2,227.1	0	0	377.2	-10	16.5	2	1
International (1)	5,088.1	20	16	1,143.5	30	22.4	16	13
Latin America (1)	1,932.8	13	14	479.1	18	24.8	11	11
Europe	2,095.0	30	20	471.7	51	22.4	22	16
Asia Pacific (2)	1,060.3	15	11	192.7	23	17.9	21	13
Total from Operations (1) (2)	7,656.2	13	10	1,554.9	19	20.1	13	11
Global Expenses (3)	-	-	-	(325.9)	-26	-	-	-
Consolidated (1) (2) (3)	$7,656.2	13%	10%	$1,229.0	18%	15.9%	13%	11%

CATEGORY SALES (US$)
				Consolidated			US
				% var. vs FY03			% var. vs FY03
Beauty (cosmetics/fragrances/toiletries)				$5,245.4	17%		$1,222.6	3%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				1,359.6	8		583.8	2
Beyond Beauty (home products/gift and decorative/candles)				1,051.2	0		420.7	-9
				$7,656.2	13%		$2,227.1	0%

(1) For the three months and year ended December 31, 2003, and the year ended December 31, 2004, certain Brazilian taxes were reclassified from operating expenses to a reduction of sales and cost of sales. These reclassifications did not affect operating profit.

(2) Growth in Active Representatives was positively impacted by an increase in the number of sales campaigns in the Philippines in the second quarter of 2004, resulting in additional opportunities to order. This change positively impacted Active Representative growth in Asia Pacific for the three months and year ended December 31, 2004 by 7 points and 5 points, respectively. This change positively impacted Active Representative growth for Consolidated Avon for the three months and year ended December 31, 2004 by 1 point in each period.

(3) For the three months and year ended December 31, 2004, the Company recorded a benefit of $3.2 pretax ($2.6 after-tax; $0.01 diluted EPS) from an adjustment to the Special charge recorded in the fourth quarter of 2001 and third quarter of 2002. For the three months and year ended December 31, 2003, the Company recorded a benefit of $3.9 pretax ($2.7 after-tax; $0.01 diluted EPS) from an adjustment to the Special charge recorded in the fourth quarter of 2001 and third quarter of 2002.